                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
         [x]     Preliminary Proxy Statement
         [ ]     Confidential, for Use of the Commission only (as permitted by
                 Rule 14a-6(e)(2))
         [ ]     Definitive Proxy Statement
         [ ]     Definitive Additional Materials
         [ ]     Soliciting Materials Pursuant to sec. 240.14a-11(c) or sec.
                 240.14a-12

                           Range Resources Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [x]      No fee required.
         [ ]      Fee computed on table below per Exchange Act Rules
                  14a-6(i)(1) and 0-11.

                  1) Title of each class of securities to which transaction
                  applies:
                  --------------------------------------------------------------
                  2)  Aggregate number of securities to which transaction
                  applies:
                  --------------------------------------------------------------
                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  --------------------------------------------------------------
                  4)  Proposed maximum aggregate value of transaction:
                  --------------------------------------------------------------
                  5)  Total fee paid:
                  --------------------------------------------------------------
         [  ]     Fee paid previously with preliminary materials.
         [  ]     Check box if any part of the filing fee is offset as
                  provided by Exchange Act Rule 0-11(a)(2) and identify the
                  filing for which the offsetting fee was paid previously.
                  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1) Amount previously paid:
                  --------------------------------------------------------------
                  2)  Form, Schedule or Registration Statement No.:
                  --------------------------------------------------------------
                  3)  Filing Party:
                  --------------------------------------------------------------
                  4)  Date Filed:
                  --------------------------------------------------------------

                             [RANGE RESOURCES LOGO]



Dear Stockholders:

         On behalf of the Board of Directors, you are invited to attend Range's 2000 Annual Meeting of Stockholders to be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas on Wednesday, May 24, 2000 at 9:00 a.m. local time.

         During the meeting, we plan to review the business and affairs of the Company and consider several proposals that require a stockholder vote. These proposals are discussed in the attached Notice of Annual Meeting of Stockholders. In addition, officers and directors of the Company will be present to respond to your questions.

         If you have any questions or need further assistance, please call MacKenzie Partners, Inc., who will be assisting in connection with the annual meeting, at (800) 322-2885 or call collect at (212) 929-5500. We hope you personally attend the meeting, but whether or not you expect to attend, please sign and return the enclosed proxy card at your earliest convenience so that your shares will be represented and voted at the Annual Meeting. You may revoke your proxy prior to, or at the meeting, and still vote in person if you so desire. Your vote is important regardless of the number of shares you own.


                                           Sincerely,


                                           John H. Pinkerton
                                           President and Chief Executive Officer


April [X], 2000
      ---
Fort Worth, Texas

                           RANGE RESOURCES CORPORATION
                       500 THROCKMORTON STREET, SUITE 1900
                             FORT WORTH, TEXAS 76102

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 24, 2000

To the Stockholders of Range Resources Corporation:

         The Annual Meeting of Stockholders (the "Meeting") of Range Resources Corporation (the "Company") will be held at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas, on Wednesday, May 24, 2000 at 9:00 a.m. local time. The purposes for which the Meeting is to be held are as follows.

         1.       To elect a board of seven Directors, each for a one-year term.

         2. To consider and vote on a proposal to amend the Company's Certificate of Incorporation increasing the number of shares of Common Stock the Company is authorized to issue from 50,000,000 to 100,000,000 shares.

         3. To consider and vote on a proposal to amend the Company's 1997 Stock Purchase Plan (the "1997 Plan") increasing the number of shares of Common Stock authorized to be issued under the 1997 Plan from 900,000 to 1,250,000 shares.

         4. To consider and vote on a proposal to amend the Company's 1994 Outside Directors Stock Option Plan (the "1994 Outside Directors Plan") extending the term of the options granted from five years to ten years and extending the vesting period from three years to four years.

         5. To consider and vote on a proposal to amend the Company's 1994 Outside Directors Plan increasing the number of shares of Common Stock authorized to be issued under the 1994 Outside Directors Plan from 200,000 to 300,000 shares.

         6. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The holders of shares of Common Stock and the $2.03 Convertible Exchangeable Preferred Stock of record at the close of business on March 27, 2000 are entitled to notice of and to vote, as described under "Voting Rights" in the attached Proxy Statement, at the Meeting or any adjournment thereof. The list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours for a period of ten days prior to the Meeting at the Company's temporary headquarters, 801 Cherry Street, Suite 1550, Fort Worth, Texas. Such list will also be produced at the time and place of the Meeting and be kept open during the Meeting for inspection by any stockholder who may be present.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                             BY THE ORDER OF THE BOARD OF DIRECTORS

                                          Rodney L. Waller
                                          Secretary


April [X], 2000
Fort Worth, Texas

                           RANGE RESOURCES CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 24, 2000


                                  INTRODUCTION

         The enclosed proxy is solicited by and on behalf of the Board of Directors of RANGE RESOURCES CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Wednesday, May 24, 2000 at 9:00 a.m. local time, at the Fort Worth Club, 306 West Seventh Street, 12th Floor, Fort Worth, Texas and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are summarized in the foregoing Notice of Annual Meeting of Stockholders and this detailed Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about April [X], 2000, to all holders of the Company's Common Stock, $.01 par value (the "Common Stock"), and the Company's $2.03 Convertible Exchangeable Preferred Stock, $1 par value (the "Preferred Stock") (collectively the "Stockholders"), of record on March 27, 2000. Shares of the Common Stock and Preferred Stock represented by proxies will be voted as hereinafter described or as otherwise specified by each Stockholder. Any proxy given by a Stockholder may be revoked by the Stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Meeting and voting in person.

         The persons named as proxies are John H. Pinkerton and Rodney L. Waller, President and Corporate Secretary of the Company, respectively. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage firms and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.


                                  VOTING RIGHTS

VOTING STOCK AND RECORD DATE

         Only holders of shares of Common Stock and Preferred Stock of record at the close of business on March 27, 2000 will be entitled to vote at the Meeting. On March 27, 2000, the Company had 39,882,402 issued and outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter, and 1,025,075 outstanding shares of Preferred Stock, each such share entitling the holder thereof to one vote on each matter. Holders of shares of Common Stock and Preferred Stock are not entitled to cumulative voting rights. The Common Stock and the Preferred Stock vote together as a single class on all matters except when Delaware law or the Company's charter requires otherwise.

QUORUM AND ADJOURNMENTS

         The presence, in person or by proxy, of Stockholders holding a majority of the votes eligible to be cast at the Meeting is necessary to constitute a quorum at the Meeting. If a quorum is not present, the Stockholders entitled to vote who are present, in person or by proxy, at the Meeting have the power to adjourn the Meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present. At an adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Meeting as originally notified.

VOTES REQUIRED

         The Stockholders will elect directors by a plurality of the votes present and entitled to vote at the Meeting. An affirmative vote of Stockholders holding a majority of the votes cast at the Meeting will be required to act upon Proposals III, IV and V. In accordance with the terms of the 1997 Plan, an affirmative vote of Stockholders holding a majority of the outstanding shares of both the Common Stock and the Preferred Stock voting together as a single class is required to amend the 1997 Plan as proposed in this Proxy Statement. Proposal II, an amendment to the Company's charter, will require the affirmative vote of
(i) the Stockholders holding a majority of the outstanding shares of Common Stock voting as a single class; and (ii) the Stockholders holding a majority of the outstanding shares of both the Common Stock and the Preferred Stock voting together as a single class.

BROKER NON-VOTES AND ABSTENTIONS

         Brokers who hold shares in street name for customers are required to vote shares in accordance with the instructions received from the beneficial owners. Brokers are not permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are permitted to indicate a "broker non-vote" on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For Proposals III, IV and V, abstentions will be included in the number of shares voting and will have the effect of voting against the proposal and broker non-votes will not be included in the number of shares voting and, therefore, will have no effect on the outcome of voting. Since the amendment to the charter requires an affirmative vote of Stockholders holding a majority of all outstanding shares of Common Stock voting as a single class and an affirmative vote of Stockholders holding a majority of the Common Stock and the Preferred Stock voting together as a single class, both abstentions and broker non-votes will have the effect of voting against Proposal II. Since the 1997 Plan requires an affirmative vote of the Stockholders holding a majority of the Common Stock and the Preferred Stock voting together as a single class, both abstentions and broker non-votes will have the effect of voting against Proposal III.

DEFAULT VOTING

         A proxy that is properly completed and returned will be voted at the Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy but do not indicate any contrary voting instructions, your shares will be voted "FOR" all five Proposals listed in the Notice of Annual Meeting of Stockholders and any other business as may properly come before the Meeting or any adjournment or postponement thereof. If the Company proposes to adjourn the Meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board of Directors knows of no matters other than those stated in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement to be presented for consideration at the Meeting.

         This Proxy Statement is dated April [X], 2000.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of March 27, 2000 regarding (i) the share ownership of the Company by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Preferred Stock of the Company, (ii) the share ownership of the Company by each Director and each of the four Named Executive Officers (as defined under "Executive Compensation - Summary Compensation Table"), and (iii) the share ownership of the Company by all Directors and executive officers, as a group. The business address of each officer and Director listed below is: c/o Range Resources Corporation, 500 Throckmorton Street, Suite 1900, Fort Worth, Texas 76102.


                                                                   COMMON STOCK                   PREFERRED STOCK
                                                         -----------------------------------------------------------------
                                                          NUMBER OF SHARES                  NUMBER OF SHARES
                                                            BENEFICIALLY        PERCENT       BENEFICIALLY      PERCENT
OWNER                                                           OWNED           OF CLASS          OWNED         OF CLASS
------------------------------------                     -------------------    ----------  ----------------    ----------
Thomas J. Edelman                                             1,215,163(1)        3.04%            0                0%
John H. Pinkerton                                               521,392(2)        1.30%            0                0%
Robert E. Aikman                                                110,776(3)        0.28%            0                0%
Anthony V. Dub                                                  105,211(4)        0.26%            0                0%
Allen Finkelson                                                  89,691(5)        0.22%            0                0%
Ben A. Guill                                                    116,560(6)        0.29%            0                0%
Jonathan S. Linker                                                4,835(7)        0.01%            0                0%
Herbert A. Newhouse                                             203,093(8)        0.51%            0                0%
Chad L. Stephens                                                158,560(9)        0.40%            0                0%
All Directors and executive officers as a group (11           2,569,775(10)       6.34%            0                0%
persons)
Dimensional Fund Advisors Inc.                                2,317,161(11)       5.81%            0                0%
First Reserve Fund VII Limited Partnership                    4,501,298(12)      11.29%            0                0%
Franklin Resources Inc.                                       3,309,910(13)       8.30%            0                0%
Mellon Financial Corporation                                  2,493,493(14)       6.25%            0                0%
Putnam Investments                                            1,903,105(15)       4.77%            0                0%
Green-Chon Group LLC                                                  0              0%      530,940   (16)     51.79%
Forest Investment Management                                          0              0%      151,200   (17)     14.75%
---------------------------

(1) Includes 148,125 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 239,738 shares held under IRA, KEOGH and pension plan accounts; 44,116 shares owned by Mr. Edelman's spouse; and 93,250 shares owned by Mr. Edelman's minor children, to which Mr. Edelman disclaims beneficial ownership.
(2) Includes 148,125 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 119,753 shares held under IRA and pension plan accounts; 4,772 shares owned by Mr. Pinkerton's minor children; and 3,499 shares owned by Mr. Pinkerton's spouse, to which Mr. Pinkerton disclaims beneficial ownership.
(3) Includes 23,200 shares which may be purchased under currently exercisable stock options, or options that are exercisable within 60 days; 14,366 shares owned by Mr. Aikman's spouse; and 10,010 shares owned by Mr. Aikman's minor children, to which Mr. Aikman disclaims beneficial ownership.
(4) Includes 23,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(5) Includes 23,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(6) Includes 23,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days..
(7) Includes 4,835 shares which may be purchased under currently exercisable stock options.
(8) Includes 150,721 shares which may be purchased under currently exercisable stock option or options that are exercisable within 60 days.
(9) Includes 74,688 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 15,000 shares owned by Mr. Stephens' spouse; and 3,879 shares owned by Mr. Stephens' minor children, to which Mr. Stephens disclaims beneficial ownership.
(10) Includes 619,294 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.
(11) Such Stockholder's address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(12) Such Stockholder's address is c/o William Macaulay 475 Steamboat Road, Greenwich, Connecticut 06830.
(13) Such Stockholder's address is 777 Mariners Island Blvd., 6th Floor, San Mateo, California 94404.
(14) Such Stockholder's address is 1 Mellon Bank Center, Pittsburgh, Pennsylvania 15258
(15) Such Stockholder's address is One Post Office Square, Boston, Massachusetts 02109.
(16) Such Stockholder's address is 360 East 88th Street, #2D, New York, New York 10128.
(17) Such Stockholder's address is 53 Forest Avenue Old Greenwich, Connecticut 06870.

                       PROPOSAL I -- ELECTION OF DIRECTORS

NOMINATION AND ELECTION OF DIRECTORS

         The Board of Directors has nominated Messrs. Robert E. Aikman, Anthony
V. Dub, Thomas J. Edelman, Allen Finkelson, Ben A. Guill, Jonathan S. Linker, and John H. Pinkerton (all of whom are currently members of the Board of Directors) to serve as Directors of the Company for terms of one year expiring at the 2001 Annual Meeting of Stockholders or until their successors have been elected and qualified.

         Unless otherwise specified, shares represented by proxies will be voted in favor of the election of all of the nominees, except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. Management does not presently contemplate that any of the nominees will become unavailable for election for any reason.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

INFORMATION CONCERNING NOMINEES

         The following table sets forth the names of the nominees and certain information with regard to each nominee.


                                                     HELD
               NAME OF NOMINEE            AGE    OFFICE SINCE         POSITION WITH COMPANY
               -----------------          ---    ------------        -----------------------
                Robert E. Aikman          68         1990             Director

                Anthony V. Dub            50         1995             Director

                Thomas J. Edelman         49         1988             Chairman and Director

                Allen Finkelson           53         1994             Director

                Ben A. Guill              49         1995             Director

                Jonathan S. Linker        51         1998             Director

                John H. Pinkerton         46         1988             President, Chief Executive
                                                                        Officer and Director

         ROBERT E. AIKMAN, a Director, joined the Company in 1990. Mr. Aikman has more than 40 years experience in petroleum and natural gas exploration and production throughout the United States and Canada. From 1984 to 1994 he was Chairman of the Board of Energy Resources Corporation. From 1979 through 1984, he was the President and principal shareholder of Aikman Petroleum, Inc. From 1971 to 1977, he was President of Dorchester Exploration Inc. and from 1971 to 1980, he was a Director and a member of the Executive Committee of Dorchester Gas Corporation. Mr. Aikman is also Chairman of Provident Communications, Inc., Chairman of the general partner of WhamTech, L.P., and President of The Hawthorne Company, an entity which organizes joint ventures and provides advisory services for the acquisition of oil and gas properties. He was President of Enertec Corporation that was reorganized under Chapter 11 of the Bankruptcy Code in December 1994. In addition, Mr. Aikman is a director of the Panhandle Producers and Royalty Owners Association and a member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association and American Association of Petroleum Landmen. Mr. Aikman graduated from the University of Oklahoma in 1952.

         ANTHONY V. DUB was elected to serve as a Director of the Company in 1995. Mr. Dub is Chairman of Indigo Capital, LLC, a financial advisory firm based in New York City. Prior to forming Indigo Capital in 1997, he served as an officer of Credit Suisse First Boston, an investment banking firm. Mr. Dub joined Credit Suisse First Boston in 1971 and was named a Managing Director in 1981. Mr. Dub received his Bachelor of Arts Degree from Princeton University in 1971.

         THOMAS J. EDELMAN, Chairman and Chairman of the Board of Directors, joined the Company in 1988. He served as its Chief Executive Officer until 1992. From 1981 to 1997, Mr. Edelman served as a director and President of Snyder Oil Corporation ("SOCO"), an independent, publicly traded oil and gas company. In 1996, Mr. Edelman was appointed Chairman and Chief Executive Officer of Patina Oil & Gas Corporation, an independent oil and gas company. Prior to 1981, Mr. Edelman was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University's Graduate School of Business Administration. Mr. Edelman serves as a director of (i) the general partner of Star Gas Partners, L.P., a publicly-traded master limited partnership, which distributes fuel oil and propane; (ii) a director of Paradise Music & Entertainment, Inc.; (iii) WellBid, Inc., a private company developing a business-to-business procurement service for the oil and gas industry.

         ALLEN FINKELSON was appointed a Director in 1994. Mr. Finkelson has been a partner at Cravath, Swaine & Moore since 1977, with the exception of the period from September 1983 through August 1985, when he was a managing director of Lehman Brothers Kuhn Loeb Incorporated. Mr. Finkelson was first employed by Cravath, Swaine & Moore as an associate in 1971. Mr. Finkelson received his Bachelor of Arts Degree from St. Lawrence University and his Doctor of Laws Degree from Columbia University School of Law.

         BEN A. GUILL was elected to serve as a Director of the Company in 1995. In September 1998 Mr. Guill joined First Reserve Corporation as President of its Houston office. First Reserve is a private equity firm, dedicated to the energy industry. Prior to joining First Reserve, Mr. Guill was a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas, which focuses on the oil service and equipment industry. Mr. Guill had been with Simmons & Company since 1980. Prior to that Mr. Guill was with Blyth Eastman Dillon & Company from 1978 to 1980. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania.

         JONATHAN S. LINKER has served as a Director of the Company since August 1998. Mr. Linker has been a Managing Director of First Reserve since 1996, the President and a director of IDC Energy Corporation since 1987, and a Vice President and Director of Sunset Production Corporation since 1991. Mr. Linker earned a Bachelor of Arts degree in Geology from Amherst College, a Master of Arts degree in Geology from Harvard University and a Master of Business Administration degree from the Harvard Business School.

         JOHN H. PINKERTON, President, Chief Executive Officer and a Director, joined the Company in 1988 as a Director. He was appointed President in 1990 and Chief Executive Officer in 1992. Previously, Mr. Pinkerton was Senior Vice President-Acquisitions of SOCO. Prior to joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen & Co. Mr. Pinkerton received his Bachelor of Arts Degree in Business Administration from Texas Christian University and his Master of Arts Degree in Business Administration from the University of Texas. Mr. Pinkerton is also director of Venus Exploration, Inc., a publicly traded exploration and production company in which Range owned 19% at December 31, 1999.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

         During 1999, the Board of Directors met nine times. During 1999, each Director attended or participated in at least 75% of the meetings of the Board of Directors and of the committees on which they served. In addition, management confers frequently with its Directors on an informal basis to discuss Company affairs.

         The committees of the Board of Directors, the current members and the primary functions of the committees are as follows:

         EXECUTIVE COMMITTEE. The Executive Committee was established in 1994 to review and authorize actions required in the management of the business and affairs of the Company, which would otherwise be determined by the Board of Directors, where it is not practicable to convene the full Board of Directors. The members of the Executive Committee are Messrs. Edelman, Finkelson and Pinkerton. During 1999, the Executive Committee held no meetings.

         COMPENSATION COMMITTEE. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of the Company. This committee advises and consults with management regarding pensions and other benefits and significant compensation policies and practices of the Company.

This committee also considers nominations of candidates for corporate officer positions. The members of Compensation Committee are Messrs. Aikman, Finkelson and Guill. During 1999, the Compensation Committee held six meetings.

         AUDIT COMMITTEE. The Audit Committee reviews the professional services provided by the Company's independent public accountants and the independence of such accountants from management of the Company. This committee also reviews the scope of the audit coverage, the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. The members of the Audit Committee are Messrs. Aikman, Dub and Guill. During 1999, the Audit Committee held one meeting.

         DIVIDEND COMMITTEE. The Dividend Committee was established in late 1997 and is authorized and directed to approve the payment of dividends on all of the Company's securities at the same rates as were paid by the Company to its Stockholders in the previous quarter. The members of the Dividend Committee are Messrs. Edelman and Pinkerton. During 1999, the Dividend Committee acted three times by unanimous consent and held one meeting.

         Non-officer Directors receive $25,000 per annum, are granted per annum 8,000 options to purchase Common Stock of the Company under the Company's 1994 Outside Directors Stock Option Plan (the "1994 Outside Directors Plan") and are reimbursed for expenses in attending Board of Directors and committee meetings. For a complete description of the 1994 Outside Directors Plan, please see the information about the 1994 Outside Directors Plan provided under Proposal IV below. The Directors receive no compensation for committee meetings attended. Directors who are officers of the Company or its affiliates are not compensated for their Board of Directors and committee activities.

         In connection with the merger with Domain Energy Corporation (the "Merger") the Company adopted the Domain Energy Corporation 1997 Stock Option Plan for Non-Employee Directors (the "Domain Director Plan"). Subsequent to the Merger, no new options will be granted under the Domain Director Plan. At December 31, 1999, options to purchase 9,670 shares were outstanding and exercisable at $11.77 per share.


                               EXECUTIVE OFFICERS

         Set forth below is certain information, as of April X, 2000, regarding the executive officers of the Company:


      NAME                          AGE     OFFICER SINCE       POSITION(S) WITH COMPANY
      -----------------            -----    -------------       ------------------------
      Thomas J. Edelman             49          1988            Chairman

      John H. Pinkerton             46          1988            President and Chief Executive Officer

      Eddie M. LeBlanc, III         51          2000            Senior Vice President and Chief Financial Officer

      Herbert A. Newhouse           53          1998            Senior Vice President - Gulf Coast

      Chad L. Stephens              45          1990            Senior Vice President - Southwest

      Rodney L. Waller              50          1999            Senior Vice President

         For biographical information with respect to Messrs. Edelman and Pinkerton, see "Election of Directors - Information Concerning Nominees" above.

         EDDIE M. LEBLANC III, Senior Vice President and Chief Financial Officer, joined the Company in January 2000. Previously Mr. LeBlanc was a founder of Interstate Natural Gas Company, which merged into Coho Energy in 1994. At Coho Energy Mr. LeBlanc served as Senior Vice President and Chief Financial Officer. Mr. LeBlanc's twenty-five years of experience include assignments in the oil and gas subsidiaries of Celeron Corporation and Goodyear Tire and Rubber. Prior to his industry experience, Mr. LeBlanc was with a national accounting firm, he is a certified public accountant, a chartered financial analyst, and holds a Bachelor's degree from University of Southwest Louisiana.

         HERBERT A. NEWHOUSE, Senior Vice President - Gulf Coast, joined the Company in 1998. Prior to joining Range, Mr. Newhouse served as Executive Vice President of Domain Energy Corporation from 1997 to 1998. He was a former Vice President of Tenneco Ventures Corporation from 1995 to 1997. Mr. Newhouse was an employee of Tenneco for over 17 years and has 30 years of operational and managerial experience in oil and gas exploration and production. Mr. Newhouse received his Bachelor's degree in Chemical Engineering from Ohio State University.

         CHAD L. STEPHENS, Senior Vice President - Southwest, joined the Company in 1990. Previously, Mr. Stephens was with Duer Wagner & Co., an independent oil and gas producer, since 1988. Prior thereto, Mr. Stephens was an independent oil operator in Midland, Texas for four years. From 1979 to 1984, Mr. Stephens was with Cities Service Company and HNG Oil Company. Mr. Stephens received his Bachelor of Arts Degree in Finance and Land Management from the University of Texas.

         RODNEY L. WALLER, Senior Vice President and Corporate Secretary, joined Range in September 1999. Previously, Mr. Waller had been with Snyder Oil Corporation, now Santa Fe Snyder Corporation, since 1977, where he served as a senior vice president. Before joining Snyder, Mr. Waller was employed by Arthur Andersen. Mr. Waller received his Bachelor of Arts degree from Harding University and holds a certified public accountant designation.




                             EXECUTIVE COMPENSATION

      The following table sets forth the total compensation awarded to, earned or paid by the Company to its CEO and its four (4) most highly compensated executive officers who are serving as executive officers at the end of the Company's last completed fiscal year for services rendered in all capacities during the Company's fiscal years ended December 31, 1999, 1998 and 1997. In this Proxy Statement, we refer to the individuals listed below as the "Named Executive Officers."


                                            SUMMARY COMPENSATION TABLE

                                                                                          Long-term
                                                         Annual Compensation            Compensation
                                                    ------------------------------   --------------------
                Name and                                                                Stock Option           All Other
           Principal Position               Year       Salary ($)        Bonus($)        Awards (#)       Compensation ($)(a)
--------------------------------------------------------------------------------------------------------------------------------
Thomas J. Edelman                           1999         $ 65,000        $145,313 (c)      72,500            $   67,122
Chairman                                                  195,000 (b)
                                            1998          196,923             -0-          50,000                99,994
                                            1997          172,500         125,000 (d)      50,000                96,242

John H. Pinkerton                           1999          285,000          50,000          72,500                32,357
President & Chief Executive Officer                        50,000(b)
                                            1998          328,846             -0-          50,000                99,601
                                            1997          281,666         250,000 (d)      50,000                96,242

Michael V. Ronca (e)                        1999          235,000             -0-          50,000                28,607
Chief Operating Officer                                    25,000(b)
                                            1998           89,000             -0-          40,000                 4,932

Herbert A. Newhouse                         1999          159,994          25,000          31,250                21,107
Senior Vice President-Gulf Coast            1998           54,767          15,000 (f)      25,000                42,464 (g)

Chad L. Stephens                            1999          150,000          10,000          38,750                20,122
Senior Vice President-Southwest             1998          146,923             -0-          25,000                42,021
                                            1997          125,833          50,000 (h)      25,000                41,192

(a) Represents the Company's contribution to the 401(k) and deferred compensation plans on behalf of the named executive along with the value, if any, attributable the executive's participation in the Stock Purchase Plan.
(b) In 1999, a portion of the named executive's salary was paid in restricted Common Stock. The Company issued 133,333 shares to Edelman, 34,188 shares to Pinkerton, and 17,094 shares to Ronca. The number of shares of Common Stock issued under this program was calculated by taking the salary foregone and dividing it by the fair market value of the Common Stock at the time of the transaction multiplied by 0.6. The dollar amount represented above in conjunction with this footnote is the amount of cash salary foregone.
(c) Bonus awarded in the form of 100,000 shares of restricted Common Stock valued as the fair market value of the Common Stock at the time of the transaction multiplied by .75.
(d) Bonus amounts include $125,000 of contributions made to the Company's deferred compensation plan on behalf of the named executive which vest over three years if they remain employed by the Company. The bonus was given in the form of shares of restricted Common Stock. The number of shares of restricted Common Stock awarded was calculated by taking bonus amount and dividing it by the fair market value of the Common Stock at the time of the transaction multiplied by .75. The dollar amount reported above is the actual dollar amount of the bonus.
(e) Mr. Ronca and the Company agreed to terminate his position with the Company effective February 11, 2000. Pursuant to the terms of a termination agreement with the Company, the Company agreed that it would (i) effective as of March 2, 2000, cause Mr. Ronca's vested options to purchase Common Stock of the Company to be fully exercisable for ninety (90) days after March 2, 2000; (ii) extend the maturity date of a promissory note between Mr. Ronca and the Company in the principal amount of $130,000 until April 2, 2002 on an interest free basis and forgive the promissory note in its entirety on April 2, 2002, provided Mr. Ronca has fulfilled his obligations under the termination agreement; (iii) pay Mr. Ronca his vested benefit under the Company's deferred compensation plan in the form of a lump sum cash payment; and
         (iv) give Mr. Ronca the vested portion of his 401(k) plan account, which amount is to be released to Mr. Ronca in accordance with applicable law. In addition, pursuant to the termination agreement and related agreements, Mr. Ronca received from the Company $263,333.33 on April 3, 2000 and will receive from the Company $263,333.33 on April 2, 2001 and $220,000.01 on April 2, 2002. SEE, "Certain Relationships and Related Transactions" below for additional amounts Mr. Ronca will receive from First Reserve Corporation. In consideration of the above, Mr. Ronca has agreed to waive certain potential claims against the Company, and through April 2, 2002, consult with the Company from time to time up to fifty (50) hours per year.
(f) Bonus paid in Company restricted Common Stock; vested over three years if Mr. Newhouse remains employed by the Company. The bonus was given in the form of shares of restricted Common Stock. The number of shares of restricted Common Stock awarded was calculated by taking bonus amount and dividing it by the fair market value of the Common Stock at the time of the transaction multiplied by .75. The dollar amount reported above is the actual dollar amount of the bonus.
(g) Includes $40,000 retention bonus paid in cash to Mr. Newhouse in connection with merger with Domain Energy Corporation
(h) Fifty percent of bonus amounts vest on January 1st of the following year if the individual remains employed by the Company. Of the total bonus amount listed above, 50% was given Mr. Stephens in cash and 50% was granted in restricted Common Stock. As to the bonus amount granted in restricted Common Stock, the number of shares of restricted Common Stock awarded was calculated by taking bonus amount and dividing it by the fair market value of the Common Stock at the time of the transaction multiplied by .75. The dollar amount reported above is the actual dollar amount of the bonus.

STOCK OPTION GRANTS AND EXERCISES

         The following table sets forth information for the fiscal year ended December 31, 1999, respecting the grant of stock options to the Named Executive Officers. The stock options were granted at the market price on the date of grant. No stock appreciation rights have ever been granted by the Company.


                                      STOCK OPTION GRANTS IN LAST FISCAL YEAR


                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                                                                         Annual Rates of Stock
                                                                                        Price Appreciation for
                                                                                            Option Term (a)
                                              Individual Grants
                          ----------------------------------------------------------    ------------------------
                              Number of      Percent of
                              Securities    Total Options
                              Underlying     Granted to
                               Options      Employees in    Exercise    Expiration
            Name             Granted (#)     Fiscal Year      Price        Date             5%          10%
 --------------------------- ------------- ---------------- ----------- ------------ -- ----------- ------------
 Thomas J. Edelman              72,500          7.2%          $ 2.6250    3/11/04         $119,687     $303,309
 John H. Pinkerton              72,500          7.2%            2.6250    3/11/04          119,687      303,309
 Michael V. Ronca               50,000          5.0%            2.6250    3/11/04           82,542      209,179
 Herbert A. Newhouse            31,250          3.1%            2.6250    3/11/04           51,589      130,737
 Chad L. Stephens               38,750          3.9%            2.6250    3/11/04           63,970      162,113

    (a) The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than assumed amounts. For options granted in 1999, the values shown for 5% and 10% appreciation equate to a stock price of $4.28 and $6.81, respectively, at the expiration date of the options.

         The following table sets forth information at December 31, 1999, respecting exercisable and non-exercisable options held by the Named Executive Officers. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock options and the year end Common Stock price of $3.1875.


                                           YEAR END OPTION VALUES TABLE

                                                           Number of Securities   Value of Unexercised
                                                          Underlying Unexercised  In-the-Money Options
                                                            Options at Fiscal      at Fiscal Year-End
                                                              Year-End 1999               1999
                               Shares                      (Unexercisable (U)/     (Unexercisable (U)/
                             Acquired on       Value         Exercisable (E))        Exercisable(E))
           Name             Exercise (#)     Realized
--------------------------- -------------- -------------- ----------------------- ----------------------
Thomas J. Edelman                   -0-       $    -0-              127,500 U        $     40,781-U
                                                                    145,000 E                  -0-E
John H. Pinkerton                  70,000        210,000            127,500 U              40,781 U
                                                                    151,667 E                  -0-E
Michael V. Ronca                  204,988        536,044             80,000 U              28,125 U
                                                                    214,988 E                  -0-E
Herbert A. Newhouse                 -0-            -0-               50,000 U              17,578 U
                                                                    142,908 E             217,115 E
Chad L. Stephens                    -0-            -0-               66,250 U              21,797 U
                                                                     72,500 E                  -0-E

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         There are no employment agreements or change in control agreements currently in effect between the Company and any employee. The Company has agreed to pay the Named Executive Officers the following salaries in the year 2000:

                 Thomas J. Edelman                           $335,000
                 John H. Pinkerton                           $335,000
                 Herbert A. Newhouse                         $165,600
                 Chad L. Stephens                            $155,300

         See footnote (e) to the Executive Compensation Table for a discussion of the termination agreement with Mr. Ronca.

         In 1997 the Board of Directors adopted a change in control plan pursuant to which a key employee group comprised of executive officers and other key employees of the Company (the "Management Group") will receive a certain level of severance and vesting benefits if there is a change in control of the Company and all other employees of the Company (the "Employee Group") will receive more limited severance and vesting benefits. Upon a change in control of the Company all non-vested securities of the Company held by persons in both the Management Group and the Employee Group, including, without limitation, all non-vested options to purchase Common Stock held by them, will automatically vest.

         If any person in the Management Group is terminated within one year of such change in control or if job responsibilities or compensation of a person in the Management Group is materially altered within one year of such change of control, then such person shall receive a lump sum payment (the "Management Payment") equal to (i) an amount equal to such person's annual base salary for the year in which the Management Payment is to be made plus (ii) an amount equal to the average of such person's bonuses for the two years prior thereto. If any person in the Employee Group is terminated within one year of such change in control, then such person shall receive a lump sum payment (the "Employee Payment") equal to (i) an amount equal to six months of such person's annual base salary for the year in which the Employee Payment is to be made plus (ii) an amount equal to one half of the average of such person's bonuses for the two years prior thereto.

         Notwithstanding the foregoing, the amount of either of the Management Payment or the Employee Payment (collectively, the "Payment") is dependent upon the duration of employment with the Company, with each person receiving one-third of the Payment if they have been employed by the Company for less than two years, two-thirds of the Payment if they have been employed by the Company for between two and three years and receiving the full amount of the Payment if they have been employed by the Company for at least three years.


                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors has overall responsibility for compensation actions affecting the Company's executive officers. The Compensation Committee's duties include improving base salaries, setting incentive compensation targets and discretionary bonus amounts and administering executive compensation plans.

GENERAL COMPENSATION PHILOSOPHY

         The Compensation Committee believes that the Company's executive officers' ("Executives") salaries and other forms of compensation should be competitive with similarly sized oil and gas companies taking into account an Executive's personal performance. The Compensation Committee uses stock options and other equity-based incentives to retain and motivate Executives and other key employees with the goal of improving long-term stock market performance.

COMPONENTS OF COMPENSATION

         The key elements of the Company's Executive compensation program are base salary, bonuses and stock option awards. In determining each component of compensation, the Compensation Committee considers all elements of an Executive's total compensation package, recommendations of the Company's CEO, Mr. Edelman, and other objective and subjective criteria that the Compensation Committee deems appropriate with respect to any particular Executive officer.

BASE SALARIES

         Each Executive is provided with an annual base salary. The Compensation Committee reviews the base salary of each Executive annually and makes adjustments for Executives, other than the CEO, based on recommendations from the CEO. The Compensation Committee considers the Executive's responsibilities, specific experience and annual performance, compensation practices of competitive similarly situated companies and the Executive's overall contribution to the business and strategic objectives of the Company.

BONUSES

         Bonuses for Executives are discretionary and based, except in the case of the CEO, on recommendations of the CEO.

STOCK OPTIONS

         On May 24, 1999, the Board of Directors adopted the Company's 1999 Stock Incentive Plan, which was approved by the Stockholders at the Company's 1999 Annual Meeting (the "1999 Incentive Plan"). The 1999 Incentive Plan was a replacement for the 1989 Option Plan, which expired in March 1999. Employees, officers and directors of the Company may receive awards under the 1999 Incentive Plan. The Compensation Committee uses the 1999 Incentive Plan to attract, motivate and retain key personnel and to reward them for making contributions to the success of the Company. The 1999 Incentive Plan is administered by the Compensation Committee in full compliance with Rule 16b-(3) under the Securities Exchange Act of 1934. The Compensation Committee determines the types of incentive awards granted to each participant under the 1999 Incentive Plan and the terms, conditions and limitations applicable to each incentive award.

SECTION 162 OF THE INTERNAL REVENUE CODE

         The Company's Executive compensation strategy is administered with the goal to be cost and tax effective. The Company's attempts to avail itself of all proper deductions under the Internal Revenue Code where practicable while maintaining the flexibility to approve compensation arrangements that are deemed to be in the interests of the Company, but which may not always qualify for full tax deductibility. Section 162 of the Internal Revenue Code generally imposes a $1,000,000 per person annual limit on the amount the Company may deduct as compensation expense for its CEO and its four (4) other highest paid officers. However, compensation that qualifies under Section 162(m) as performance based is specifically exempt from the deduction limit. During 1999, no Executive of the Company is expected to receive compensation in excess of $1,000,000 unless a significant number of vested options are exercised.

COMPENSATION OF THE CHAIRMAN AND THE PRESIDENT

         The Compensation Committee considered the Company's overall performance and the individual contributions of the Chairman and of the President and Chief Executive Officer in determining their 1999 bonuses and 2000 salary levels. Mr. Pinkerton was awarded a $50,000 bonus with specific reference to his role in the successful formation of the Great Lakes Energy Partners joint venture. The Compensation Committee also approved a loan of up to $50,000 to be provided to Mr. Pinkerton by the Company to assist him in paying taxes expected to be due in connection with the exercise of certain non-qualified stock options during 1999. The task of establishing the specific terms and the amount of the loan was delegated to Mr. Pinkerton and the Chairman once the exact amount of the tax liability is determined. Mr. Pinkerton's salary was maintained at its existing level and the Compensation Committee deferred consideration of any increase until the Company's financial position and operating performance improved. The Compensation Committee awarded 100,000 restricted shares of the Company's Common Stock to Mr. Edelman's deferred compensation account as a bonus and increased his salary to $335,000. The bonus and salary increase were awarded in recognition of Mr. Edelman's substantially increased involvement in the day-to-day affairs of the Company and his contributions to the effort to turn around the Company's financial performance and position.

         Decisions on the bonuses and salary increases of the Company's other Executives were influenced by the Company's overall performance as well as the performance of the individual Executive's duties and their success in attaining performance goals.

         This report has been furnished by the members of the Compensation Committee.

                                ROBERT E. AIKMAN
                                 ALLEN FINKELSON
                                  BEN A. GUILL


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Edelman, Chairman of the Company, also serves as an executive officer and major shareholder of Patina Oil & Gas Corporation. The Company and Patina have never had common business dealings and have never held interests in any of the same properties.

         As described in footnote (e) to the Executive Compensation Table, the Company has entered into a termination agreement with Mr. Ronca. In addition to the amounts Mr. Ronca has and will receive from the Company, Mr. Ronca received $131,666.67 on April 3, 2000 and will receive $131,666.67 on April 2, 2001 and
$174,999.99 on April 2, 2002 from First Reserve Corporation. First Reserve Corporation is the general partner of First Reserve General Partner Fund VII, which is the general partner of First Reserve Fund VII Limited Partnership. First Reserve Fund VII Limited Partnership is the holder of 11.29% of the Common Stock of the Company.


                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the percentage change in the cumulative total return of the Common Stock, Dow Jones Secondary Oils Index, and the S&P 500 Index for the five year period ended December 31, 1999. The graph assumes that $100 was invested in Common Stock and each index on December 31, 1994. Furthermore, dividends are reinvested on the ex-dividend dates.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                                  [LINE CHART]

                                                         FISCAL YEAR ENDED DECEMBER 31

                                        1994        1995        1996        1997         1998         1999
                                     -----------  ----------  ----------  ----------   ----------   ----------
Range Resources Corporation               $ 100       $ 142       $ 249       $ 236         $ 50         $ 46
DJ Secondary Oils                           100         113         137         144          101          112
S&P 500                                     100         135         165         218          277          333

                    PROPOSAL II -- AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                 TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                   COMMON STOCK FROM 50,000,000 TO 100,000,000

PROPOSED AMENDMENT

         On April 10, 2000, the Board of Directors unanimously adopted a resolution setting forth a proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 shares to 100,000,000 shares and has declared the advisability of such amendment in accordance with Section 242(b)(1) of the Delaware General Corporation Law. The Company currently has authorized 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. No change is being proposed in the number of authorized shares of Preferred Stock. A true and correct copy of the proposed amendment is attached hereto as Exhibit
A. The statements made in this Proxy Statement regarding the amendment to the Company's Certificate to increase the number of authorized shares of Common Stock should be read in conjunction with and are qualified in their entirety by reference to Exhibit A.

DESCRIPTION OF COMMON STOCK

         Currently, the Certificate authorizes the issuance of 50,000,000 shares of Common Stock, par value $.01 per share. As of March 27, 2000, the Company had 39,882,402 shares of Common Stock issued and outstanding. The issued and outstanding shares of Common Stock are fully paid and nonassessable and held by approximately 2,500 Stockholders of record. Except as otherwise required by law, each share of Common Stock held of record entitles the Stockholder to one vote on each matter which Stockholders may vote on at all meetings of the Stockholders of the Company. The holders of the Company's Common Stock are not entitled to cumulative voting rights nor are they entitled to preemptive, subscription or conversion rights. In addition, there are not redemption or sinking fund provisions applicable thereto. However, upon liquidation or dissolution of the Company, the holders of the Common Stock are entitled to share ratably in the residual assets of the Company.

         The holders of the Company's Common Stock are entitled to share equally and ratably in dividends paid, when, as and if declared by the Board of Directors out of funds legally available for the payment thereof. Under the Certificate and consistent with Delaware law, the declaration of dividends is subject to the discretion of the Board of Directors. The Company has no present intention of paying cash dividends on the Common Stock; rather, the Company intends to retain earnings to repay debt and finance the development and expansion of our operations. Nonetheless, the payment of cash dividends may be restricted by a number of other factors, including future earnings, debt indentures, capital requirements and the Company's overall financial condition.

REASON FOR THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK

         The Company as of the date hereof has outstanding approximately: (i)
39.9 million shares of Common Stock; (ii) 3.0 million shares of Common Stock granted and outstanding or reserved for issuance in connection with outstanding director and employee stock option plans; and (iii) certain potential obligations to issue 10.1 million shares of Common Stock to holders of our outstanding convertible preferred, trust preferred and debentures. Therefore, if all the options granted by the Company and all the outstanding convertible Preferred, Trust Preferred and Debentures converted to Common Stock, the Company would have an insufficient number of shares of Common Stock to honor the commitments enumerated in this paragraph.

         The Board of Directors also considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Board of Directors the necessary flexibility to issue Common Stock in connection with and in furtherance of general corporate purposes, whether in the nature of stock dividends and splits, acquisitions, financing, restructuring, retirement of debt, employee benefits, the acquisition of other companies, compensation of directors or any other appropriate corporate purpose. At this time, the Company is actively pursuing alternatives to reduce indebtedness and/or restructure the Company's capital, which may require the issuance of additional shares of the Company's Common Stock. As of the date of this Proxy Statement, there is no definitive plan for restructuring the Company's capital or reducing indebtedness. Having such authorized shares available for issuance in the future would allow shares to be issued without the expense and delay of a special shareholder meeting. The issuance of additional Common Stock, however, will dilute the voting power of the currently outstanding shares of Common Stock.

POTENTIAL ANTI-TAKEOVER EFFECT

         Although neither the Board of Directors nor the management of the Company views this proposal as an anti-takeover measure, the Company could use authorized but unissued Common Stock to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company could privately place shares of the Common Stock with purchasers who might side with the Board of Directors in opposing a hostile takeover bid or issue shares to a holder which would, thereafter, have sufficient voting power to assure that any proposal to amend or repeal the Bylaws or certain provisions of the Certificate would receive the requisite vote. Notwithstanding the potential anti-takeover effect of the authorization of additional Common Stock, the Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock for the reasons set forth above.

REQUIRED VOTE AND RECOMMENDATION

         THE AFFIRMATIVE VOTE OF THE STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK VOTING AS A SINGLE CLASS AND THE STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF BOTH THE COMMON STOCK AND THE PREFERRED STOCK VOTING TOGETHER AS A SINGLE CLASS IS REQUIRED FOR ADOPTION OF THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE. SEE THE SECTION OF THIS PROXY STATEMENT ENTITLED "VOTING RIGHTS" FOR FURTHER DETAIL ON THE VOTING PROCESS AND PROCEDURE.

         THE BOARD OF DIRECTORS BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.


                   PROPOSAL III - APPROVAL OF THE AMENDMENT TO
                     THE COMPANY'S 1997 STOCK PURCHASE PLAN

PROPOSED AMENDMENT

         On April 10, 2000, subject to Stockholder approval, the Board of Directors approved a proposed amendment to Article IV of the Company's 1997 Stock Purchase Plan (the "1997 Plan"). The proposed amendment to Article IV would increase the number of shares of the Common Stock reserved under the 1997 Plan from 900,000 to 1,250,000. A true and correct copy of the proposed amendment is attached hereto as Exhibit B. The statements made in this Proxy Statement regarding the amendment to the Company's Certificate to increase the number of authorized shares of Common Stock should be read in conjunction with and are qualified in their entirety by reference to Exhibit B.

DESCRIPTION OF THE 1997 PLAN

         The following is a summary of the principal features of the 1997 Plan, together with applicable tax implications. The summary, however, does not purport to be a complete description of all provisions of the 1997 Plan. Any Stockholder who wishes to obtain a copy of the actual plan document may do so by a written request to Rodney Waller, Range Resources Corporation, 500 Throckmorton Street, Suite 1900, Fort Worth, Texas 76102.

ADMINISTRATION

         The 1997 Plan is administered by the Stock Purchase Plan Committee appointed by the Board of Directors. The Stock Purchase Plan Committee consists of three (3) persons, all of whom are either directors or employees of the Company. Currently, the members of the Compensation Committee of the Board of Directors constitute the Stock Purchase Plan Committee.

         The Stock Purchase Plan Committee has full and final authority to make rules and regulations for the administration of the 1997 Plan, and to decide who shall be eligible to participate in the 1997 Plan. The Stock Purchase Plan Committee's interpretations and decisions regarding the 1997 Plan provisions are final and conclusive.

SECURITIES SUBJECT TO THE 1997 PLAN

         When the 1997 Plan was established, 500,000 shares of Common Stock were reserved for use under the 1997 Plan. That amount was later increased to 900,000 shares of Common Stock and the currently proposed amendment would raise the total of Common Stock shares available under the 1997 Plan to 1,250,000.

ELIGIBILITY

         As stated above, the Stock Purchase Plan Committee determines who may participate in the 1997 Plan and how many shares they may purchase under the 1997 Plan. A person who is deemed eligible may become a participant in the 1997 Plan by filing with the Stock Purchase Plan Committee a consent to become a participant under the 1997 Plan. The Stock Purchase Plan Committee determines how securities may be purchased under the 1997 Plan. Purchases may be made by cash, promissory note, payroll deductions or other methods. A share of Common Stock may not be issued to a 1997 Plan participant until such share has been fully paid for as provided by the Stock Purchase Plan Committee.

BENEFITS OFFERED

         The benefit offered participants under the 1997 Plan is the opportunity to purchase shares of Common Stock of the Company at a discount from the fair market value of the share of Common Stock at the time of purchase. The purchase price per share of any shares of Common Stock sold to a participant under the 1997 Plan , in the discretion of the Stock Purchase Plan Committee, may be between 50% and 85% of the fair market value, including transaction costs of the shares of Common Stock on the purchase date. Because the Common Stock of the Company is listed on the New York Stock Exchange, the fair market value is the closing price of a share of Common Stock on the New York Stock Exchange on the last preceding business day in which the shares of Common Stock were traded prior to the purchase date.

WITHDRAWAL; TERMINATION OF EMPLOYMENT

         The participant may withdraw from the 1997 Plan at any time upon thirty
(30) days prior written notice. In the event of termination of the employment between the participant and the Company for any reason, including death or disability, the estate of the participant has no further rights under the 1997 plan.

TRANSFERABILITY OF BENEFIT

         No right under the 1997 Plan may be assigned, transferred, pledged, hypothecated or disposed of in any way and any attempted transfer or disposition of the foregoing shall be null and void.

CERTAIN TRANSACTIONS

         The aggregate number of shares of Common Stock for purchase under the 1997 Plan may be adjusted by the Board of Directors to reflect a stock dividend, stock split, merger, combination, exchange of shares, recapitalization, consolidation, liquidation or other similar changes or transactions of the Company.

INDEMNIFICATION OF THE COMMITTEE

         Members of the Stock Purchase Plan Committee are indemnified by the Company against reasonable expenses, including attorneys fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal therein to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the 1997 Plan and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any action, suit or proceeding related to their actions under the 1997 Plan.

FEDERAL TAX CONSEQUENCES

         Upon the purchase of shares of Common Stock pursuant to the 1997 Plan, a participant will recognize as compensation taxable ordinary income equal to the excess of the fair market value of the shares of Common Stock purchased as of purchase date over the purchase price. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant. Upon disposition of the Common Stock, the participant will generally recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon purchase of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year.

OUTSTANDING PLAN BENEFITS

         As of April 10, 2000, 544,397 shares have been issued under the 1997 Plan.


                                                     1997 PLAN

                              Name and Position                                Number of Shares Purchased
       ----------------------------------------------------------------      -------------------------------
       Thomas J. Edelman, Chairman                                                        65,000
       John H. Pinkerton, President and Chief Executive Officer                           40,000
       Michael V. Ronca, Former Chief Operating Officer(a)                                   -0-
       Herbert A. Newhouse, Senior Vice President - Gulf Coast                               -0-
       Chad L. Stevens, Senior Vice President - Southwest                                 20,000
       Executive Group (4 persons)                                                       135,000
       Non-Executive Director Group (4 persons)                                          153,000
       Non-Executive Officer/Employee Group (35 persons)                                 256,397

      (a) Mr. Ronca and the Company agreed to terminate his position with the Company effective February 11, 2000.


TERMINATION AND AMENDMENT OF THE 1997 PLAN

         The 1997 Plan shall continue in effect through January 1, 2007, unless terminated earlier in the discretion of the Board of Directors. The Board of Directors may amend the 1997 Plan from time to time, but "an affirmative vote of a majority in interest of the Company's Stockholders" is required to amend the 1997 Plan in any way that would increase the cost of the 1997 Plan.

EFFECT OF AND REASONS FOR PROPOSED AMENDMENT

         The Stock Purchase Plan is intended to provide an incentive to our directors, officers, and key employees to invest in the Company just like our Stockholders by giving them the opportunity to purchase the Company's Common Stock at a reduced price. The 1997 Plan is designed to retain the services of experienced and knowledgeable directors and key employees. Under the 1997 Plan, Participants may purchase a specified number of shares at a specified price (ranging from 50% to 85% of market value) as offered by the Compensation Committee of the Board of Directors. All shares sold to date under the 1997 Plan have been priced at 75% of market value at the time of sale.

         The Board of Directors believes that equity-based incentives align the interests of our management and employees with those of our Stockholders. Providing stock option grants and other incentive awards under the Plan is an important strategy for attracting and retaining the type of high-quality executives, employees and advisors the Board of Directors believes is necessary for the achievement of our goals.

         Given the intense competition for such personnel, the Board of Directors believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, is particularly important in attracting and retaining qualified candidates.

         If the amendment to the 1997 Plan is approved by the Stockholders, the Company will increase the number of shares reserved under the 1997 Plan from 900,000 to 1,250,000 shares of Common Stock. As of April 10, 2000, four outside directors, four executive officers and 35 non-executive officers and key employees have participated in the Plan. These individuals have purchased 544,397 shares under the Plan for a total consideration of $3.0 million equating to an average price per share of $5.45. It is the practice of the Company to set and notify employees of the number of shares of Common

Stock of the Company they are eligible to purchase. If every eligible employee purchases every share of Common Stock that they were eligible to purchase, the Company would be obligated to issue an additional 350,000 shares of Common Stock. Therefore, the increase in the number of authorized shares under the 1997 Plan is needed to allow the 1997 Plan to continue in the coming years.

REQUIRED VOTE AND RECOMMENDATION

         THE AFFIRMATIVE VOTE OF THE STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF BOTH THE COMMON STOCK AND THE PREFERRED STOCK VOTING TOGETHER AS A SINGLE CLASS IS REQUIRED FOR ADOPTION OF THE AMENDMENT TO THE 1997 STOCK PURCHASE PLAN. SEE THE SECTION OF THIS PROXY STATEMENT ENTITLED "VOTING RIGHTS" FOR FURTHER DETAIL ON THE VOTING PROCESS AND PROCEDURE.

         THE BOARD OF DIRECTORS BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED AMENDMENT TO THE 1997 STOCK PURCHASE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.


                     PROPOSAL IV - APPROVAL OF AN AMENDMENT
                          TO THE COMPANY'S 1994 OUTSIDE
                           DIRECTORS STOCK OPTION PLAN

PROPOSED AMENDMENT

         On April 10, 2000, subject to Stockholder approval, the Board of Directors approved a proposed amendment to Section 3(b) of the Company's 1994 Outside Directors Plan. Under the current 1994 Outside Directors Plan, each outside director is automatically granted 8,000 options each year on June 1 at the current market price on the day granted. Such options are currently granted for a five-year term and currently vest 30% after one-year, 60% after two years, and 100% after three years. Under the proposed amendment, the term of the options granted in the future would be increased to ten years and the vesting would occur over a four-year period at 25% each year. A true and correct copy of the proposed amendment is attached hereto as Exhibit C. The statements made in this Proxy Statement regarding the amendment to the Company's Certificate to increase the number of authorized shares of Common Stock should be read in conjunction with and are qualified in their entirety by reference to Exhibit C.

DESCRIPTION OF THE 1994 OUTSIDE DIRECTORS PLAN

         The following is a summary of the principal features of the 1994 Outside Directors Stock Option Plan (the "1994 Outside Directors Plan"), together with applicable tax implications. The summary, however, does not purport to be a complete description of all provisions of the 1994 Outside Directors Plan. Any Stockholder who wishes to obtain a copy of the actual plan document may do so by a written request to Rodney Waller, Range Resources Corporation, 500 Throckmorton Street, Fort Worth, Texas 76102.

ADMINISTRATION

         The 1994 Outside Directors Plan is administered by the Ineligible Directors who are members of the Board of Directors and who are also employees of the Company or its affiliates (the "Ineligible Directors"). The Ineligible Directors have the authority, power and discretion to interpret the 1994 Outside Directors Plan and make determinations necessary for plan administration and to prescribe and amend any rules and regulations relating to the 1994 Outside Directors Plan. The interpretations, determinations and actions of the Ineligible Directors shall be final and binding on all parties. The Ineligible Directors will grant stock options by the form of a written instrument approved by the Ineligible Directors. The Ineligible Directors are indemnified by the Company for any actions or determinations made in good faith with respect to the 1994 Outside Directors Plan or any stock option granted under the 1994 Outside Directors Plan.

SHARES SUBJECT TO THE 1994 OUTSIDE DIRECTORS PLAN

         As originally established, the Company granted each eligible director (defined as members of the Board of Directors who are not employees of the Company or its affiliates) (the "Eligible Director") and persons serving as consultants to the

Company stock options for 6,000 shares of Common Stock each June up to a maximum of 200,000 shares. On June 8, 1995, the 1994 Outside Directors Plan was amended such that each Eligible Director automatically would be granted 8,000 shares each June with the maximum number still not exceeding 200,000 shares. The options are for shares of Common Stock of the Company and are exercisable during the Eligible Director's lifetime only by him or his guardian or legal representative.

ELIGIBILITY

         As described above, Eligible Directors are eligible for participation in the 1994 Outside Directors Plan. The Ineligible Directors shall have the final determination on who is an Eligible Director.

VESTING AND EXERCISABILITY

         Thirty percent (30%) of the shares of the Common Stock covered by any stock option grant shall vest one year after the date of such grant. An additional thirty percent (30%) of such shares shall vest two (2) years after the grant date and all remaining shares covered by a stock option grant shall vest three (3) years after such grant date. Notwithstanding the foregoing, stock options shall expire if an Eligible Director ceases for any reason, other than disability, to be a director of the Company or its affiliates. A portion, if any, of a stock option that remains unexercised, including any portion that is not yet exercisable, will terminate on the date such Eligible Director ceases to become eligible under the 1994 Outside Directors Plan. If an Eligible Director ceases to be a director by reason of disability of the Company or one of its affiliates, such Eligible Director shall have ninety (90) days after the date of ceasing to be a director of the Company or one of its affiliates to exercise a stock option to the extent such stock option is exercisable at the time the Eligible Director ceased being a director of the Company or one of its affiliates. If an Eligible Director dies while a member of the Board of Directors of the Company or an affiliate, the stock options shall be exercisable by such Eligible Director's legal representatives for ninety (90) days following the date of such Eligible Director's death to the extent such stock option was exercisable on the date of such Eligible Director's death. At the time a stock option is exercised, the Eligible Director must pay for the option by cash, by certified or cashier's check , with the consent of the Ineligible Directors, by signing and delivering to the Company shares of Common Stock owned by the Eligible Director that have been held by the Eligible Director for at least six
(6) months prior to the exercise date or with the consent of the Ineligible Directors, by a combination of cash and such shares.

ADJUSTMENT PROVISIONS

         In the event of any change in the number of outstanding shares of Common Stock of the Company by reason of stock dividend, stock split, combination or exchange of shares or other recapitalization, merger or otherwise in which the Company is the surviving corporation, the aggregate number of shares and reserved shares and the number and class of shares subject to each outstanding stock option and the exercise price of each outstanding stock option shall be automatically adjusted to accurately and equitably reflect the effect of such change. In the event of a dissolution, liquidation, merger, consolidation or other event where the Company does not survive, the Company, at its option, shall either (i) cause every stock option then outstanding to terminate, but the holders of such then outstanding stock options, in that event, have the right immediately prior to such event to exercise such stock option to the extent such stock option is exercisable; or (ii) if any surviving or acquiring corporation agrees to assume the stock options under the 1994 Outside Directors Plan, the holders of such stock options may receive substitute stock options from the surviving or acquiring corporation; or (iii) substitute for the shares of Common Stock subject to the unexercised portions of such outstanding stock options an appropriate number of each class of stock or other securities of the reorganized, merged or consolidated corporation, which were distributed to the Stockholders of the Company with respect to such shares.

TRANSFERABILITY

         No stock option or any right under the 1994 Outside Directors Plan, contingent or otherwise, is transferable, assignable or subject to any encumbrance, pledge or change of any nature other than by or with the laws of dissent and distribution.

FEDERAL TAX CONSEQUENCES

         The following discussion of tax considerations relating to the Directors' options describes only certain U.S. federal income tax matters. No consideration has been given to the effects of state, local, or other tax laws on the Directors Option

Plan recipients. The discussion is general in nature and does not take in to account a number of considerations which, may apply in light of the particular circumstances of an optionee.

         As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-qualified stock option such as those under the Directors Option Plan and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-qualified stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. Upon the exercise of a non-qualified stock option or a stock appreciation right, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-qualified stock option, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by
Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-qualified stock option.

DURATION AND AMENDMENT OF 1994 OUTSIDE DIRECTORS PLAN

         Unless previously terminated, the 1994 Outside Directors Plan shall terminate and no more stock options may be granted after April 13, 2004.

         Subject to Stockholder approval where required by law and as set forth in the following sentence, the Board of Directors shall have the power to amend, suspend or terminate the 1994 Outside Directors Plan at any time. Stockholder approval shall be required to change the class of persons eligible to receive stock options under the 1994 Outside Directors Plan and materially increase the benefits accruing to Eligible Directors under the 1994 Outside Directors Plan or increase the duration of the 1994 Outside Directors Plan. The Board of Directors may not, without the Eligible Directors written consent, modify the terms and conditions of stock options previously granted under the 1994 Outside Directors Plan or otherwise alter, terminate or impair any right or obligation under the stock options previously granted under the 1994 Outside Directors Plan.

                        OUTSTANDING BENEFITS UNDER THE
                          1994 OUTSIDE DIRECTORS PLAN

                                                             Number of Shares
                                                            Subject to Options
                      Name of Director                            Granted
        ---------------------------------------------     ----------------------
        Robert E. Aikman                                             40,000
        Anthony V. Dub                                               40,000
        Allen Finkelson                                              40,000
        Ben A. Guill                                                 40,000
        Jonathan S. Linker                                            8,000
                                                                   --------
                 Total                                              168,000
                                                                   ========

EFFECT OF AND REASONS FOR PROPOSED AMENDMENT

         The 1994 Outside Directors Plan was put in place to strengthen the Company's ability to attract and retain the services of experienced and knowledgeable directors and to give them additional incentives tied to the success of the Company. The current term and vesting schedule of the options granted under the 1994 Outside Directors Plan are currently not aligned with the term and vesting schedule currently in use in the Company's 1999 Stock Incentive Plan generally used for officers and employees of the Company. The proposed amendment would result in options granted directors under the 1994 Outside Directors Plan and options granted officers and employees under the 1999 Stock Incentive Plan being treated the same way. For full alignment of interest and ease of administration, the Company desires to align the term and vesting schedules under both plans.

REQUIRED VOTE AND RECOMMENDATION

         THE AFFIRMATIVE VOTE OF THE STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF BOTH THE COMMON STOCK AND THE PREFERRED STOCK ENTITLED TO VOTE AND PRESENT AT THE MEETING, IN PERSON OR BY PROXY, VOTING TOGETHER AS A SINGLE CLASS IS REQUIRED FOR ADOPTION OF THE AMENDMENT TO THE 1994 OUTSIDE DIRECTORS PLAN. SEE THE SECTION OF THIS PROXY STATEMENT ENTITLED "VOTING RIGHTS" FOR FURTHER DETAIL ON THE VOTING PROCESS AND PROCEDURE.

         THE BOARD OF DIRECTORS BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED AMENDMENT TO THE DIRECTORS OPTION PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.


                   PROPOSAL V - APPROVAL OF A SECOND AMENDMENT
                          TO THE COMPANY'S 1994 OUTSIDE
                           DIRECTORS STOCK OPTION PLAN

PROPOSED AMENDMENT

         On April 10, 2000, subject to Stockholder approval, the Board of Directors approved a proposed amendment to Section 3(a) of the Company's 1994 Outside Directors Plan. The proposed amendment to Section 3(a) would increase the number of shares authorized on issuance under the 1994 Outside Directors Plan from 200,000 to 300,000 shares of Common Stock. A true and correct copy of the proposed amendment is attached hereto as Exhibit D. The statements made in this Proxy Statement regarding the amendment to the Company's Certificate to increase the number of authorized shares of Common Stock should be read in conjunction with and are qualified in their entirety by reference to Exhibit D.

         Under the current 1994 Outside Directors Plan, each outside director is automatically granted 8,000 options each year on June 1 at the current market price on the day granted. Such options are currently granted for a five-year term and currently vest 30% after one year, 60% after two years, and 100% after three years. A change in the term and vesting provisions of the Plan are proposed to be changed under Proposal IV. For a complete discussion of the 1994 Outside Directors Plan, please see Proposal IV.

EFFECT OF AND REASONS FOR PROPOSED AMENDMENT

         The purpose of increasing the number of shares of Common Stock reserved under the 1994 Outside Directors Plan is to strengthen the ability of the Company to attract and to retain the services of experienced and knowledgeable directors, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to provide those individuals with an additional incentive to continue their position, for the best interest of the Company and its Stockholders.

REQUIRED VOTE AND RECOMMENDATION

         THE AFFIRMATIVE VOTE OF THE STOCKHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF BOTH THE COMMON STOCK AND THE PREFERRED STOCK ENTITLED TO VOTE AND PRESENT AT THE MEETING, IN PERSON OR BY PROXY, VOTING TOGETHER AS A SINGLE CLASS IS REQUIRED FOR ADOPTION OF THE AMENDMENT TO THE 1994 OUTSIDE DIRECTORS PLAN. SEE THE SECTION OF THIS PROXY STATEMENT ENTITLED "VOTING RIGHTS" FOR FURTHER DETAIL ON THE VOTING PROCESS AND PROCEDURE.

         THE BOARD OF DIRECTORS BELIEVES THAT IT IS APPROPRIATE AND ADVISABLE THAT THE STOCKHOLDERS ADOPT THE PROPOSED AMENDMENT TO THE DIRECTORS OPTION PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.


           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and the NYSE. Copies of such reports are required to be furnished to the Company.

         Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis except an amendment to the Form 4 filed by Chad
L. Stephens for January 2000 and the late filing of the Form 3 required to be filed by Eddie M. LeBlanc on becoming a reporting person upon his employment.


                                 OTHER BUSINESS

         Management of the Company knows of no other business that will be presented for consideration at the Meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

         It is expected that representatives of Arthur Andersen LLP will be present at the Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from Stockholders.


                                  ANNUAL REPORT

         The Annual Report for the fiscal year ended December 31, 1999 accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy soliciting material.


                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Any Stockholder desiring to present to Stockholders a Stockholder proposal at the 2001 Annual Meeting must transmit such proposal to the Company so that it is received by the Company on or before[120 CALENDAR DAYS BEFORE APRIL [X], 2001]. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       Rodney L. Waller
                                       Secretary




April [X], 2000

                                                                       Exhibit A

                               WITH RESPECT TO THE
                       COMPANY'S ARTICLES OF INCORPORATION


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                         CERTIFICATE OF INCORPORATION OF
                           RANGE RESOURCES CORPORATION

        (Pursuant to Section 242 of the Delaware General Corporation Law)

         Range Resources Corporation, a Delaware corporation (the
"Corporation"), DOES HEREBY CERTIFY:

         FIRST:   The name of the Corporation is Range Resources Corporation.

         SECOND: The amendment to the Certificate of Incorporation of the Corporation effected by this certificate shall provide: that the number of authorized shares of the Corporation's Common Stock be increased from 50 million shares to 100 million shares.

         THIRD: To accomplish the foregoing amendment, the present Article FOURTH is hereby amended to read in its entirety as follows:

                  FOURTH: (1) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110 million shares, divided into classes as follows:

                           100 million   Common shares having a par value of
                                         $.01 per share; and

                           10 million    Preferred shares having a par value of
                                         $1.00  per share.

                           (2) No holder of shares of the Corporation shall have any preemptive right to subscribe for or to purchase any shares of the Corporation of any class whether now or hereafter authorized.

         FOURTH: The above amendment to the Certificate of Incorporation of the Corporation was duly adopted by the unanimous approval of the Board of Directors of the Corporation and has been duly approved by the stockholders owning more than a majority of the Corporation's outstanding shares of stock entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware or otherwise.

         IN WITNESS WHEREOF, said Range Resources Corporation has caused this Certificate to be signed by John H. Pinkerton, President and Chief Executive Officer, and attested by Rodney L. Waller, its Senior Vice President and Secretary, as of the ____ day of May, 2000.

                                       RANGE RESOURCES CORPORATION



                                       By:
                                          -----------------------------------
                                          John H. Pinkerton
                                          President and Chief Executive Officer

ATTEST:


By:
   -------------------------------------------
       Rodney L. Waller
       Senior Vice President and Secretary

                                                                       Exhibit B

                               WITH RESPECT TO THE
                       COMPANY'S 1997 STOCK PURCHASE PLAN


         RESOLVED, that, subject to Stockholder approval, the Board of Directors authorizes and approves an amendment to Article IV of the Company's 1997 Plan to increase the number of shares of Common Stock reserved under the 1997 Plan from 900,000 to 1,250,000. The Board of Directors recommends that the Stockholders of the Company approve the amendment at the next regular meeting of the Company's
Stockholders:


                                   ARTICLE IV

                                     SHARES

         There shall be 1,250,000 shares of Common Stock reserved under the Plan, subject to adjustment in accordance with Article XIV hereof. The shares of Common Stock subject to the Plan shall be either shares of authorized but unissued Common Stock or shares of Common Stock reacquired on the open market or otherwise for the account of the Participants. The Committee shall determine from time to time whether the shares of Common Stock shall be authorized or unissued shares or reacquired shares.

                                                                       Exhibit C



                               WITH RESPECT TO THE
               COMPANY'S 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN


         RESOLVED, that, subject to Stockholder approval, the Board of Directors authorizes and approves an amendment to Article 3(b) of the Company's 1994 Outside Directors Plan to provide that the term of the options g ranted under the 1994 Outside Directors Plan be increased to ten (10) years, with vesting to occur over a four (4) year period with 25% of the options granted vesting each year of the four (4) year period. The Board of Directors recommends that the Stockholders of the Company approve the amendment at the next regular meeting of the Company's Stockholders:


SECTION 3.            SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

                  (b) A Stock Option shall be exercisable during an Eligible Director's lifetime only by him or by his guardian or legal representative. Once vested, Stock Options may be exercised at the Exercise Price at any time during the period beginning one year after the Date of Grant and ending ten years after the Date of Grant, provided that 25% of the shares of Common Stock covered by any such Stock Option shall vest one year after such Date of Grant, an additional 25% of such shares shall vest two years after such Date of Grant, an additional 25% of such shares shall vest three years after such Date of Grant, and all remaining shares covered by such Stock Option shall vest four years after such Date of Grant, provided further than no Stock Option shall be exercisable until stockholder approval as described in Section 9 is obtained. Notwithstanding the foregoing, if an Eligible Director ceases to be a member of the Board of Directors for any reason, any outstanding Stock Options held by that Eligible Director may be exercised only in accordance with, and in the periods described in, Section 8(d).

                                                                       Exhibit D

                               WITH RESPECT TO THE
               COMPANY'S 1994 OUTSIDE DIRECTORS STOCK OPTION PLAN


         RESOLVED, that, subject to Stockholder approval, the Board of Directors authorizes and approves an amendment to Article 3(a) of the Company's 1994 Outside Directors Plan to increase the number of shares of Common Stock reserved for issuance under the 1994 Outside Directors Plan from 200,000 to 300,000. The Board of Directors recommends that the Stockholders of the Company approve the amendment at the next regular meeting of the Company's Stockholders:


SECTION 3.                 SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

                  (a) The Company shall automatically grant to each Eligible Director Stock Options for 6,000 shares of Common Stock on June 1, 1994 and thereafter 8,000 Stock Options per annum, subject to adjustment, for their service on the Board of Directors on the later of each June 1 or the fifth business day following the Annual Meeting of the Stockholders commencing June 1, 1995. The maximum number of shares which may be issued under the Plan are 300,000 shares.

Form of proxy card


FRONT:
------

PROXY                                                                     PROXY

                           RANGE RESOURCES CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 24, 2000

The undersigned hereby appoints John H. Pinkerton and Rodney L. Waller, and each of them, his/her true and lawful agents and proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common and Preferred stock of Range Resources Corporation which the undersigned has power to vote, with all powers which the undersigned possess if personally present, at the Annual Meeting of Shareholders of Range Resources Corporation to be held on May 24, 2000, and at any adjournments thereof.

1. To elect a board of seven Directors, each for a one-year term: The nominees of the Board of Directors are: Robert E. Aikman, Anthony V. Dub, Thomas J. Edelman, Allen Finkelson, Ben A. Guill, Jonathan S. Linker, and John H. Pinkerton.

2. Amendment to the Company's Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 50,000,000 to 100,000,000.

3.   Approval of the Amendment to the Company's 1997 Stock Purchase Plan.

4. Approval of the Amendment to the Company's 1994 Outside Directors Stock Option Plan.

5. Approval of a Second Amendment to the Company's 1994 Outside Directors Stock Option Plan.


You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card.
      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.
                  (Continued and to be signed on reverse side)


REVERSE SIDE:
-------------


                                                 RANGE RESOURCES CORPORATION.
                          The Board of Directors recommends a vote FOR Proposals I, II, III, IV and V
I.  Election of Directors  For  Withheld  For All
     (see reverse)         All    All      Except   __________ II. Approval of an Amendment to the Company's  For  Against  Abstain
                                                                   Certificate of Incorporation to Increase    ___   ___      ___
                                                                   the Number of Authorized Shares of Common
                                                                   Stock from 50,000,000 to 100,000,000

                                                              III. Approval of the Amendment to the Company's For  Against  Abstain
                                                                   1997 Stock Purchase Plan                    ___   ___      ___
           Area reserved for
            Name & Address                                    IV.  Approval of the Amendment to the Company's For  Against  Abstain
                                                                   1994 Outside Directors Stock Option Plan    ___   ___      ___

                                                               V.  Approval of a Second Amendment to the      For  Against  Abstain
                                                                   Company's 1994 Outside Directors Stock      ___   ___      ___
                                                                   Option Plan

                                                              Date:________________________________________________________, 2000

                                                              Signature(s) ______________________________________________________

                                                              Signature(s)_______________________________________________________

A proxy that is properly completed and returned will be voted at the Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy but do not indicate any contrary voting instructions, your shares will be voted "FOR" all five Proposals listed in the Notice of Annual Meeting of Stockholders and any other business as may properly come before the Meeting or any adjournment or postponement thereof. If the Company proposes to adjourn the Meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board of Directors knows of no matters other than those stated in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement to be presented for consideration at the Meeting. NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee, or guardian, please give full title as such.